Exhibit 99.1

Digimarc Reports Fourth Quarter and Full Year 2014 Financial Results

Beaverton, Ore. — February 19, 2015 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth Quarter 2014 Operational Highlights

•	Partnered with Shazam to enable comprehensive content discovery everywhere. The collaboration will add Digimarc print and audio identification to Shazam’s mobile app, which has more than 500 million downloads and 100 million mobile monthly active users.

•	Partnered with SGS International, a global leader in the digital imaging industry that serves top retailers and large consumer packaged goods companies, which became a certified service provider for the Digimarc® Barcode.

•	Joined the GS1 US Solution Partner Program, which marked an important milestone in the market adoption of the Digimarc Barcode.

•	Demonstrated new mobile payment software development kit at Money 20/20 for securely exchanging payment information between retailers and shoppers.

Fourth Quarter 2014 Financial Results

Revenue for the fourth quarter of 2014 totaled $5.9 million compared to $6.8 million in the same quarter a year-ago. The decrease was due to lower license revenue reflecting the scheduled completion of quarterly license fee payments from The Nielsen Company in the first quarter of 2014 and lower reported royalties from another licensee, partially offset by increases in subscription and service revenue.

Operating loss for the fourth quarter of 2014 totaled $4.2 million compared to an operating loss of $3.4 million in the same quarter a year-ago. The higher operating loss is largely due to lower license revenue, partially offset by lower operating expenses due to the completion of the licensing audit with Intellectual Ventures in January 2014.

Net loss for the fourth quarter of 2014 totaled $9.2 million or $(1.23) per diluted share compared to a net loss of $1.3 million or $(0.19) per diluted share in the fourth quarter of 2013. Net loss for the fourth quarter of 2014 included a $6.8 million noncash income tax charge to record a full valuation allowance against deferred tax assets as of December 31, 2014. Excluding this charge, net loss would have been $2.4 million or $(0.32) per diluted share.

Cash, cash equivalents and marketable securities increased by $14.4 million, from $24.7 million at September 30, 2014 to $39.1 million at December 31, 2014. The increase reflects the sale of 684,215 shares of common stock during the quarter, which generated cash proceeds of $16.3 million, less cash used in operations of $0.8 million.

Full Year 2014 Results

Revenue for 2014 was $25.7 million compared to $35.0 million in 2013. The decrease was due to lower license revenue reflecting the scheduled completion of the quarterly license fee payments from Intellectual Ventures in the second quarter of 2013 and from The Nielsen Company in the first quarter of 2014. Outside of licensing, revenue for 2014 was up $0.7 million compared to 2013, reflecting higher subscription revenue from Digimarc Discover and Digimarc Guardian products.

Operating loss for 2014 totaled $15.2 million compared to an operating loss of $2.4 million in 2013. The higher operating loss is largely due to lower license revenue. Operating expenses were higher in 2014 reflecting continued investment in the company’s product development and sales growth initiatives, mainly focused on Digimarc Discover and Barcode.

Net loss for 2014 totaled $15.8 million or $(2.22) per diluted share compared to a net loss of $0.5 million or $(0.10) per diluted share in 2013. Net loss for 2014 included a $6.8 million noncash income tax charge to record a full valuation allowance against deferred tax assets as of December 31, 2014. Excluding this charge, the net loss for 2014 would have been $9.1 million or $(1.27) per diluted share.

Conference Call

Digimarc will hold a conference call later today (Thursday, February 19, 2015) to discuss these results, as well as provide an update on market conditions and execution of strategy. Chairman and CEO Bruce Davis and CFO Charles Beck will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The conference call will be broadcast live and available for replay via the investor section of the company’s website at www.digimarc.com/investors/investor-events-and-webcasts.

For those who wish to listen to the call via telephone, please dial the telephone number below at least five minutes prior to the scheduled start time:

Number: 866-562-9934

Conference ID: 27179680

If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of consumer engagement, media management, and security solutions that create digital identities for all forms of media and many everyday objects. Digimarc’s digital IDs are imperceptible to humans and enable computers, networks and devices like mobile phones to better “see, hear and understand” brand impressions and other objects of interest. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information and the latest news, visit www.digimarc.com or follow us on Twitter @DigimarcCorp.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding increases in subscription revenue, increased investments in product development and sales growth initiatives, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2014 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Company Contacts:

Charles Beck

Chief Financial Officer

503-469-4721

Charles.Beck@digimarc.com

Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

DMRC@liolios.com

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenue:
Service	$2,868	$2,650	$11,727	$11,631
Subscription	1,843	1,350	6,203	5,591
License	1,152	2,826	7,728	17,742

Total revenue	5,863	6,826	25,658	34,964
Cost of revenue:
Service	1,270	1,260	5,077	5,327
Subscription	860	643	3,020	2,491
License	83	93	334	387

Total cost of revenue	2,213	1,996	8,431	8,205
Gross profit:
Service	1,598	1,390	6,650	6,304
Subscription	983	707	3,183	3,100
License	1,069	2,733	7,394	17,355

Total gross profit	3,650	4,830	17,227	26,759
Gross margin:
Service	56%	52%	57%	54%
Subscription	53%	52%	51%	55%
License	93%	97%	96%	98%
Percentage of gross profit to total revenue	62%	71%	67%	77%
Operating expenses:
Sales and marketing	2,044	1,822	7,974	6,144
Research, development and engineering	3,262	3,450	13,711	12,274
General and administrative	2,042	2,635	8,972	9,624
Intellectual property	506	313	1,793	1,129

Total operating expenses	7,854	8,220	32,450	29,171
Operating loss	(4,204)	(3,390)	(15,223)	(2,412)
Other income, net	4	28	55	109

Loss before income taxes	(4,200)	(3,362)	(15,168)	(2,303)
(Provision) benefit for income taxes	(4,969)	2,077	(652)	1,796

Net loss	$(9,169)	$(1,285)	$(15,820)	$(507)

Earnings (loss) per common share:
Earnings (loss) per common share - basic	$(1.23)	$(0.19)	$(2.22)	$(0.10)
Earnings (loss) per common share - diluted	$(1.23)	$(0.19)	$(2.22)	$(0.10)
Weighted average common shares outstanding - basic	7,453	6,913	7,187	6,866
Weighted average common shares outstanding - diluted	7,453	6,913	7,187	6,866
Cash dividends declared per common share:	$—	$0.11	$0.22	$0.44

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Twelve-Month Information
	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net loss	$(15,820)	$(507)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	974	742
Amortization and write-off of intangibles	1,340	1,247
Change in allowance for doubtful accounts	(23)	45
Gain on reversal of contingent merger consideration	—	(190)
Stock-based compensation	5,403	4,502
Deferred income taxes	2,085	(715)
Tax benefit (expense) from stock-based awards	—	(855)
Excess tax benefit from stock-based awards	—	(201)
Changes in operating assets and liabilities:
Trade accounts receivable, net	1,316	(1,667)
Other current assets	(1,028)	(342)
Other assets	192	(404)
Accounts payable and other accrued liabilities	(635)	124
Deferred revenue	(537)	1,694

Net cash provided by (used in) operating activities	(6,733)	3,473
Cash flows from investing activities:
Purchase of property and equipment	(1,399)	(1,644)
Capitalized patent costs and purchased intellectual property	(1,190)	(1,098)
Sale or maturity of marketable securities	78,174	55,627
Purchase of marketable securities	(79,971)	(54,590)

Net cash used in investing activities	(4,386)	(1,705)
Cash flows from financing activities:
Issuance of common stock, net of issuance costs	15,989	—
Exercise of stock options	1,487	—
Purchase of common stock	(2,392)	(1,822)
Cash dividends paid	(1,654)	(3,202)
Excess tax benefit from stock-based awards	—	201

Net cash provided by (used in) financing activities	13,430	(4,823)

Net increase (decrease) in cash and cash equivalents (1)	$2,311	$(3,055)

Cash, cash equivalents and marketable securities at beginning of period	34,964	39,056
Cash, cash equivalents and marketable securities at end of period	39,072	34,964

(1) Net increase (decrease) in cash, cash equivalents and marketable securities	$4,108	$(4,092)

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (2)	$6,122	$3,811
Marketable securities (2)	32,201	25,851
Trade accounts receivable, net	4,545	5,838
Other current assets	2,611	1,658

Total current assets	45,479	37,158
Marketable securities (2)	749	5,302
Property and equipment, net	2,976	2,395
Intangibles, net	6,720	6,709
Goodwill	1,114	1,114
Deferred tax assets, net	—	3,949
Other assets	378	570

Total assets	$57,416	$57,197

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,379	$1,560
Deferred revenue	3,660	4,218

Total current liabilities	5,039	5,778
Deferred rent and other long-term liabilities	203	496

Total liabilities	5,242	6,274
Commitments and contingencies
Shareholders’ equity:
Preferred stock	50	50
Common stock	8	7
Additional paid-in capital	60,222	41,498
Retained earnings (accumulated deficit)	(8,106)	9,368

Total shareholders’ equity	52,174	50,923

Total liabilities and shareholders’ equity	$57,416	$57,197

(2)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $39,072 and $34,964 at December 31, 2014 and December 31, 2013, respectively.

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